    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 13, 2006

                                                           REGISTRATION NO. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                           HEALTH FITNESS CORPORATION
             (Exact name of registrant as specified in its charter)

           MINNESOTA                          8090                     41-1580506
(State or other jurisdiction of   (Primary standard industrial      (I.R.S. employer
 incorporation or organization)    classification code number)   identification number)

                        3600 AMERICAN BLVD W., SUITE 560
                              BLOOMINGTON, MN 55431
                                 (952) 831-6830
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   ----------

                                 JERRY V. NOYCE
                      CHIEF EXECUTIVE OFFICER AND PRESIDENT
                           HEALTH FITNESS CORPORATION
                        3600 AMERICAN BLVD W., SUITE 560
                              BLOOMINGTON, MN 55431
                                 (952) 831-6830
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   ----------

                                    Copy To:

                             JOHN A. SATORIUS, ESQ.
                              JEFFREY C. ERB, ESQ.
                            FREDRIKSON & BYRON, P.A.
                              4000 PILLSBURY CENTER
                             200 SOUTH SIXTH STREET
                          MINNEAPOLIS, MINNESOTA 55402
                                 (612) 492-7000
                              (612) 492-7077 (FAX)

                                   ----------

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement based upon market conditions and other factors.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                                   ----------

                         CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------------------------
                                               PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF     AMOUNT TO BE     SHARE PRICE PER     PROPOSED MAXIMUM AGGREGATE       AMOUNT OF
SECURITIES TO BE REGISTERED   REGISTERED(1)       SHARE (2)             OFFERING PRICE(2)        REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------
Common stock, $.01 par
   value per share              6,630,000            $2.67                 17,702,100               $1,894.12
------------------------------------------------------------------------------------------------------------------


(1) In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2) Estimated pursuant to Rule 457(c) under the Securities Act, solely for the purposes of calculating the registration fee, upon the basis of the average high and low bid and ask prices of our common stock as quoted on the Over-the-Counter Bulletin Board on January 12, 2006.

                                   ----------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THE COMMON STOCK COVERED BY THIS PROSPECTUS UNTIL THE REGISTRATION STATEMENT TO WHICH THIS PROSPECTUS RELATES IS DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THE COMMON STOCK, AND IT IS NOT SOLICITING AN OFFER TO BUY THE COMMON STOCK, IN ANY JURISDICTION WHERE THE OFFER AND SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED JANUARY 13, 2006

                                   PROSPECTUS

                           HEALTH FITNESS CORPORATION

                        6,630,000 SHARES OF COMMON STOCK

     With this prospectus, the persons named in this prospectus or in prospectus supplements (collectively, the "Selling Stockholders") may offer and sell up to 6,630,000 shares of our common stock in the manner described under "Plan of Distribution." The shares of common stock covered by this prospectus include:

     - 5,100,000 shares of common stock that are issuable upon conversion of 1,000 shares of Series B Convertible Preferred Stock ("Series B Stock") we issued on November 14, 2005 in a private placement to a limited number of accredited investors; and

     - up to 1,530,000 shares of common stock, equal to 30% of the number of shares of common stock issuable upon conversion of the Series B Stock, we may be required to issue from time to time upon exercise, for cash, of warrants we issued on November 14, 2005 to the original purchasers of the Series B Stock.

     All 1,000 shares of Series B Stock, which are not covered by this prospectus, will automatically be converted into an aggregate 5,100,000 shares of our common stock upon the date the SEC first declares effective the registration statement to which this prospectus relates.

     We are required to maintain the effectiveness of the registration statement to which this prospectus relates until the earlier of the date all shares of common stock covered by this prospectus have been sold using this prospectus or pursuant to Rule 144 (or other similar rule then in effect) under the Securities Act of 1933, or such date as all shares of common stock covered by this prospectus may be sold without volume restrictions pursuant to Rule 144(k).

     Although we might receive cash proceeds from the exercise of the warrants referenced above, we will not receive any proceeds from the sales, if any, of the common stock covered by this prospectus. We will pay the expenses related to the registration of the common stock covered by this prospectus. The Selling Stockholders will pay commissions and selling expenses, if any, incurred by them.

     Our common stock is listed on the OTCBB under the symbol "HFIT." The low and high sale prices for our common stock on January 12, 2006 on the OTCBB was $2.62 and $2.68 per share, respectively.

     INVESTING IN OUR COMMON STOCK IS SPECULATIVE AND INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is _____________, 2006.

                                TABLE OF CONTENTS

                                                                      Page
                                                                      ----
ABOUT THIS PROSPECTUS..............................................     1
INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS....................     1
CAUTION REGARDING FORWARD-LOOKING STATEMENTS.......................     2
PROSPECTUS SUMMARY.................................................     4
THE OFFERING.......................................................     6
RISK FACTORS.......................................................     8
USE OF PROCEEDS....................................................    12
PRICE RANGE OF COMMON STOCK........................................    12
DIVIDEND POLICY....................................................    12
MANAGEMENT'S DISCUSSION AND ANALYSIS OF  FINANCIAL CONDITION AND
   RESULTS OF OPERATIONS...........................................    13
PRINCIPAL SHAREHOLDERS.............................................    18
SELLING STOCKHOLDERS...............................................    21
PLAN OF DISTRIBUTION...............................................    24
DESCRIPTION OF CAPITAL STOCK.......................................    26
LEGAL MATTERS......................................................    29
EXPERTS............................................................    29
WHERE YOU CAN FIND MORE INFORMATION................................    29

                                   ----------

     You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in or incorporated by reference in this prospectus. The information contained in or incorporated by reference in this prospectus is accurate only as of the date of this prospectus or as of the specific date of the information incorporated by reference in this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock. This document may be used only where it is legal to sell these securities.

     Other than in the United States, we have not taken any action or otherwise authorized any action that would permit this offering, or possession or distribution of this prospectus, in any jurisdiction where action for those purposes is required. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus in the United States.

     In this prospectus, unless otherwise stated or the context otherwise requires, reference to "the Company," "Health Fitness," "HFC," "we," "us," "our" and similar references refer to Health Fitness Corporation and its consolidated subsidiaries.

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC using the SEC's shelf registration rules. Under the shelf registration rules, using this prospectus and, if required, one or more prospectus supplements, the Selling Stockholders from time to time may sell the common stock covered by this prospectus in the manner described in "Plan of Distribution." The shares covered by this prospectus include 5,100,000 shares of common stock issuable upon the automatic conversion of all shares of Series B Stock on the date the SEC first declares effective the registration statement to which this prospectus relates, and 1,530,000 shares of common stock, equal to 30% of the number of shares of common stock issuable upon conversion of the Series B Stock, issuable upon the exercise, for cash, of outstanding warrants.

     A prospectus supplement may include additional risk factors or other special considerations applicable to our business or common stock. Any prospectus supplement may also add, update, or change information in this prospectus. We recommend that you carefully read this entire prospectus, and all information incorporated by reference into this prospectus, together with any supplements before making a decision to invest in our common stock.

                 INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

     This prospectus incorporates documents by reference that are not presented in or delivered with it. This means that we have disclosed important business, financial, and other information by referring you to the publicly filed documents containing this information. All information incorporated by reference is part of this prospectus. The information incorporated by reference in this prospectus is accurate only as of the date of the information on the front cover of the applicable document, or such earlier date as is expressly stated or otherwise apparent with respect to such incorporated information in the applicable document, regardless of the time of delivery of this prospectus or any sale of the common stock.

     This prospectus incorporates by reference the documents listed below, which we have filed with the SEC under SEC File No. 0-25064:

     -    Annual Report on Form 10-K for the year ended December 31, 2004;

     -    Definitive Proxy Statement filed May 2, 2005;

     - Quarterly Report on Form 10-Q for the three month period ended March 31, 2005;

     - Quarterly Report on Form 10-Q for the six month period ended June 30, 2005;

     - Quarterly Report on Form 10-Q for the nine month period ended September 30, 2005;

     - Current Report on Form 8-K dated June 7, 2005 announcing our shareholders approved the 2005 Stock Option Plan that provides for the issuance of up to 3,500,000 shares of common stock pursuant to incentive and non-qualified stock option grants;

     - Current Report on Form 8-K dated November 14, 2005 announcing (i) we sold an aggregate of 1,000 shares of Series B Convertible Preferred Stock, which are automatically convertible into 5,100,000 shares of common stock effective on the date the SEC first declares effective the registration statement to which this prospectus relates, for net proceeds of approximately $9.4 million, together with 5-year warrants to purchase 1,530,000 shares of common stock, equal to 30% of the number of shares of common stock issuable upon conversion of the Series B Stock, for $2.40 per share, subject to weighted-average anti-dilution adjustments for certain issuances or deemed issuances of equity securities for less than $2.40 per share which may reduce the stated exercise price of $2.40 per share, and (ii) the use of approximately $5.1 million of the net proceeds from the issuance of the Series B Stock to redeem: (A) all of the outstanding shares of Series A Convertible Preferred Stock effective November 14, 2005, which were convertible into 2,222,210 shares of common stock, and (B) warrants to purchase 1,275,463 shares of common stock if exercised for cash, or 916,458 shares of common stock if exercised on a "cash-less" exercise basis, which warrants were issued to original purchaser of the Series A Convertible Preferred Stock. We used substantially all of the remainder of the net proceeds to acquire HealthCalc.Net, Inc.; and

     - Current Report on Form 8-K dated December 23, 2005 announcing our acquisition of HealthCalc.Net, Inc. in consideration for $4 million in cash, the issuance of an aggregate of 847,281 shares of common stock and an obligation to pay or issue, as the case may be, an additional amount of up to $2 million in cash, common stock, or a combination thereof under an earn-out formula based upon HealthCalc achieving certain revenue objectives during fiscal year 2006.

     All of the above filings are readily available on our website at www.hfit.com, or you may request a copy of these filings at no cost by making a written or telephone to:

     Wesley W. Winnekins
     Chief Financial Officer
     Health Fitness Corporation
     3600 American Blvd W, Suite 560
     Bloomington, MN 55431
     Telephone: (952) 831-6830
     (Fax) 952-897-5173
     w.winnekins@hfit.com

                  CAUTION REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, and information incorporated by reference into this prospectus, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Essentially all statements, other than statements of historical facts, included in this prospectus or incorporated by reference into this prospectus are forward-looking statements. Forward-looking statements involve substantial risks and uncertainties, and our actual results may be significantly different than those expressed in our forward-looking statements. Our forward-looking statements relate primarily to our growth strategies, assessments of trends in our industry, our competitive strengths, adequacy of our financial resources, future revenues, projected costs and prospects. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

     You are cautioned not to place undue reliance upon our forward-looking statements. Our actual results, and the outcome of other events identified in forward-looking statements, could differ materially from the expectations disclosed in our forward-looking statements. Although it is not possible to foresee all of the risks we may face and the other factors that may cause actual results to be materially different than those expressed in our forward-looking statements, we have described in "Risk Factors" the risks and factors we believe are most likely to cause our actual results or events to differ materially from the forward-looking statements that we make. Other risks, uncertainties and factors, both known and unknown, could cause our actual results to differ materially from those described in our forward-looking statements.

     Our forward-looking statements do not reflect all potential effects of any future acquisitions, mergers, dispositions, joint ventures or strategic investments we may make, which are difficult to predict and assess. We do not assume any obligation to update or revise any forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

                               PROSPECTUS SUMMARY

     This summary does not contain all of the information you should consider before buying shares of our common stock. You should read the entire prospectus (including information incorporated by reference herein) carefully, especially the sections titled "Caution Regarding Forward-looking Statements," "Risk Factors" and "Managements' Discussion and Analysis of Financial Condition and Results of Operations," together with our financial statements and the related notes incorporated by reference herein, before deciding to invest in shares of our common stock.

OUR BUSINESS

     As a leading provider of fitness center management and health management programs to corporations, hospitals, communities and universities located in the United States and Canada, we currently have agreements with approximately 150 customers to staff and manage more than 400 fitness and wellness centers, including 224 corporate fitness centers, 55 corporate wellness programs, 13 corporate occupational health programs, 17 hospital, commercial and university-based fitness centers and wellness programs, and 95 corporate sites that do not have full-time staff. Approximately 70 of our customers are Fortune 1000 companies.

     Major corporations, hospitals and universities invest in fitness centers and health improvement programs for several reasons. We believe it is becoming widely accepted that healthier employees are more productive, experience reduced levels of stress and are absent from work less often due to illness. Additionally, companies are struggling to deal with the escalating cost of providing employee healthcare benefits, which have been and are expected to continue increasing at double-digit rates. Many companies are beginning to recognize that employees are their most important asset, and consider employee health improvement initiatives a top priority.

     In March 2005, we reorganized our operations to focus more clearly on the two areas of our business: fitness management services and health management services. Within each area, we provide three types of services: (i) staffing services, which generally include on-site staff at our customer's site to manage daily operations, (ii) program services, which generally include personal training, weight loss programs, seminars, specialty fitness classes, massage therapy, paper and web-based health risk assessments, biometric screenings to assess blood profiles, data collection, management and reporting and educational literature and programs, and (iii) consulting services, which typically include fitness center floor plan designs, interior design plans, selection and sourcing of fitness equipment, fitness program design and analysis of the effectiveness of employee health improvement programs. As of September 30, 2005 and December 31, 2004, staffing services accounted for approximately 92.7% and 95.2%, respectively, of total revenue, program services accounted for approximately 6.9% and 4.5%, respectively, of total revenue and consulting services accounted for approximately 0.4% and 0.3%, respectively, of total revenue.

     Key elements of our growth strategy include: (i) further developing fitness and health management programs and services through internal expertise, partnerships and potential mergers or acquisitions; (ii) expanding existing fitness management relationships to include comprehensive health management services; (iii) pursuing customer opportunities with mid-sized companies and other smaller organizations, who are generally underserved and in need of employee health management services because of rising healthcare costs; (iv) continuing to pursue opportunities to offer on-site fitness management services to large organizations; and (v) exploring international growth opportunities as large companies begin to broaden their scope of participation in employee health management programs.

RECENT DEVELOPMENTS

Private Placement of Securities; Redemption of Series A Convertible Preferred Stock

     On November 14, 2005, we issued an aggregate of 1,000 shares of Series B Convertible Preferred Stock (the "Series B Stock") to a limited number of accredited investors for an aggregate purchase price of $10.2 million. After selling commissions and expenses, we received net proceeds of approximately $9.4 million. The Series B Stock automatically converts into 5,100,000 shares of common stock effective on the date the SEC first declares effective the registration statement to which this prospectus relates. We also issued the same investors 5-year warrants (the "Warrants") to purchase 1,530,000 shares of common stock, equal to 30% of the number of shares of common stock issuable upon conversion of the Series B Stock, for $2.40 per share, subject to weighted-average anti-dilution adjustments for certain issuances or deemed issuances of equity securities for less than $2.40 per share which may reduce the stated exercise price of $2.40 per share. The shares of common stock issuable upon the automatic conversion of the Series B Stock and upon the exercise of the Warrants are the securities covered by this prospectus.

      We used approximately $5.1 million of the net proceeds from the issuance of the Series B Stock to redeem, effective November 15, 2005: (i) all of the outstanding shares of Series A Convertible Preferred Stock, which were convertible into 2,222,210 shares of common stock, and (ii) warrants to purchase 1,275,463 shares of common stock if exercised for cash, or 916,458 shares of common stock if exercised on a "cash-less" exercise basis, which warrants were issued to original purchaser of the Series A Convertible Preferred Stock. We used substantially all of the remainder of the net proceeds to acquire HealthCalc.Net, Inc.

Acquisition of HealthCalc.Net, Inc.

     On December 23, 2005, we acquired all of the capital stock of HealthCalc.Net, Inc. ("HealthCalc"), a leading provider of web-based fitness, health management and wellness programs to corporations, health care organizations, physicians and athletic/fitness centers. We paid $4 million in cash and, and issued 847,281 shares of our common stock to HealthCalc's shareholders at the closing of the acquisition on December 23, 2005. We may become obligated to pay or issue, as the case may be, an additional amount of up to $2 million in cash, common stock, or a combination thereof, to HealthCalc's shareholders under a 12-month, earn-out formula based upon HealthCalc achieving certain revenue objectives for fiscal year 2006.

     Founded in 1997, and headquartered in Dallas, Texas, HealthCalc's web-based platform provides customers with a variety of tools and resources to identify opportunities to impact health care costs through lifestyle improvement programs for individuals. In addition to other services, the HealthCalc platform allows individuals to take periodic online health assessments, track their daily exercise, receive online health coaching, and provide access to the latest health education and information in an internet-based environment.

     HealthCalc has been one of our technology providers for approximately ten years. Management believes that owning HealthCalc's proven technology platform is an important element of our overall strategy of growing our health management services. Prior to the acquisition, we used HealthCalc's web-based system in many of our fitness centers to track member usage and perform health assessments. The HFC version of the HealthCalc platform (Live for Life-e) become a foundation of our health management services, and was used by over 500,000 individual registered users from our various institutional customers during 2005.

Potential for Director to Not Stand for Reelection

     Mr. Cary Musech has served on our Board of Directors since December 2003. Mr. Musech joined the Board of Directors in connection with an investment agreement between us and Bayview Capital Partners LP. Bayview's investment was fully redeemed (except for an insignificant number of warrants) and Bayview's investment agreement was terminated effective as of November 14, 2005. Mr. Musech has indicated that he will continue to serve as a director until our next annual meeting (typically held in May of each year), but that he likely will not seek another term as a director at that time.

COMPANY INFORMATION

     We are a Minnesota corporation with executive offices at 3600 American Blvd W., Suite 560, Bloomington, Minnesota 55431. Our telephone number is (952) 831-6830. We were incorporated on March 31, 1987.

THE OFFERING

Common Stock Covered by this
Prospectus ......................   6,630,000 shares, of which 5,100,000 will be
                                    issued and outstanding upon the effective
                                    date of the registration statement to which
                                    this prospectus relates, and up to 1,530,000
                                    shares that may be issued upon exercise, for
                                    cash, of warrants held by Selling
                                    Stockholders.

Common Stock Outstanding
Assuming the Sale of all
Common Stock Covered by this
Prospectus(1)....................   20,417,349.

Use of Proceeds..................   We will not receive any proceeds from the
                                    sale of the common stock covered by this
                                    prospectus. To the extent all of the
                                    warrants to purchase the 1,530,000 shares of
                                    common stock covered by this prospectus are
                                    exercised for cash, we would receive
                                    approximately $3.7 million in the aggregate
                                    from such exercises. All of the warrants may
                                    be exercised on a "cash-less" basis, in
                                    which case we would not receive any cash
                                    proceeds.

----------
(1) The number of shares of our common stock to be outstanding after this offering is based on 13,787,349 shares outstanding as of December 31, 2005, and excludes:

     - 2,159,425 shares of common stock issuable as of December 31, 2005 upon the exercise of outstanding stock options under our 2005 Stock Option Plan at exercise prices between $0.30 and $3.00 per share;

     - an aggregate of 1,158,600 shares of common stock reserved for future issuance under our 2005 Stock Option Plan at the market value of our common stock at the date of grant and an aggregate of 182,134 shares of common stock reserved for future issuance under our employee stock purchase plan; and

     - 102,000 shares of common stock issuable as of the date of December 31, 2005 upon the exercise of warrants at an exercise price of $2.00 per share, and 62,431shares of common stock issuable as of December 31, 2005 upon the exercise of warrants at exercise prices between $2.24 and $2.70 per share.

Risk Factors.....................   An investment in our common stock is
                                    speculative and involves risks. You should
                                    read the "Risk Factors" section of this
                                    prospectus for a discussion of certain
                                    factors to consider carefully before
                                    deciding to invest in shares of our common
                                    stock.

Plan of Distribution.............   The shares of common stock covered by this
                                    prospectus may be sold by the Selling
                                    Stockholders in the manner described under
                                    "Plan of Distribution."

OTCBB Symbol.....................   "HFIT."


SELECTED FINANCIAL DATA AND SUPPLEMENTARY FINANCIAL INFORMATION

     You should read the following selected financial data and supplementary financial information together with our complete financial statements and the related notes, and our "Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which is included herein or incorporated by reference in this prospectus. We derived the following annual information from our audited consolidated financial statements as of December 31, 2004, 2003, 2002, 2001 and 2000. We derived the following quarterly financial information from our unaudited consolidated financial statements for each quarter indicated. All unaudited consolidated financial statements contain, in our opinion, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial information set forth herein. Historical results of operations may not be indicative of results to be expected for any future period.

     The below selected financial data and supplementary financial information does not reflect our acquisition of HealtCalc.Net, Inc. our redemption of all Series A Convertible Preferred Stock and certain warrants to purchase common stock and our issuance of 1,000 shares of Series B Convertible Preferred Stock and warrants to purchase common stock, all as described in more detail in the "Recent Developments" section of this prospectus.

Selected Financial Data

                                       NINE MONTHS ENDED                       YEAR ENDED DECEMBER 31,
                                 ----------------------------  -------------------------------------------------------
                                 SEPTEMBER 30,  SEPTEMBER 30,
                                    2005            2004         2004        2003        2002        2001       2000
                                 -------------  -------------  ---------   --------    --------    --------    -------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenue                            $   40,608   $   38,950     $ 52,455   $ 31,479    $ 27,865    $ 25,910    $ 26,191
                                   ----------   ----------     --------   --------    --------    --------    --------
Net earnings (loss) applicable to
   common shareholders             $    1,633   $    1,273     $  1,588   $    (27)   $  3,001    $  1,806    $    930
                                   ==========   ==========     ========   ========    ========    ========    ========

Net earnings per common share:
      Basic                        $     0.13   $     0.10     $   0.13   $   0.00    $   0.24    $   0.15    $   0.08
                                   ==========   ==========     ========   ========    ========    ========    ========

      Diluted                      $     0.10   $     0.08     $   0.10   $   0.00    $   0.24    $   0.15    $   0.07
                                   ==========   ==========     ========   ========    ========    ========    ========

                                              SEPTEMBER 30,                  AS OF DECEMBER 31,
                                              -------------  ------------------------------------------------------
                                                   2005         2004        2003       2002        2001      2000
                                              -------------  ----------   --------   --------    --------  --------
                                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
Total Assets                                  $  19,899       $  20,934   $ 19,808   $ 12,956    $ 10,199  $ 10,399
Long-Term Debt                                       --           1,613      4,350         --          --        25
Shareholders' Equity                             13,270          11,484      9,732      9,079       6,063     4,195

Supplementary Financial Information

                                                                               FISCAL YEAR 2005

                                                                                QUARTER ENDED
                                                             -----------------------------------------------------
                                                               MARCH 31,           JUNE 30,          SEPTEMBER 30,
                                                             ------------        ------------        -------------
           Revenue                                            $ 13,465,101       $ 13,678,615        $ 13,464,278
           Gross profit                                          3,441,802          3,450,616           3,498,814
           Net earnings applicable to common                       627,934            498,183             506,488
           shareholders

           Net earnings per share
             Basic                                            $       0.05       $       0.04        $       0.04
             Diluted
                                                                      0.04               0.03                0.03

           Weighted average common shares outstanding
               Basic                                            12,619,603         12,652,370          12,863,971
               Diluted                                          16,614,522         16,618,997          16,662,753

                                                                                  FISCAL YEAR 2004

                                                                                    QUARTER ENDED
                                                      -----------------------------------------------------------------------
                                                         MARCH 31,         JUNE 30,        SEPTEMBER 30,        DECEMBER 31,
                                                      --------------    -------------      -------------        -------------
   Revenue                                            $  12,666,374     $  13,129,715       $  13,154,340       $  13,504,239
   Gross profit                                           3,086,937         3,442,358           3,347,083           3,582,839
   Net earnings applicable to common shareholders           336,707           470,754             465,164             314,995

   Net earnings per share
     Basic                                            $        0.03     $        0.04       $        0.04       $        0.03
     Diluted
                                                               0.02              0.03                0.03                0.02
   Weighted average common shares outstanding
       Basic                                             12,409,619        12,483,979          12,550,679          12,566,735
       Diluted                                           16,038,913        16,066,003          16,122,175          16,349,043

                                                                                   FISCAL YEAR 2003

                                                                                     QUARTER ENDED
                                                      -------------------------------------------------------------------------
                                                         MARCH 31,          JUNE 30,        SEPTEMBER 30,         DECEMBER 31,
                                                      -------------      ------------       -------------        --------------
   Revenue                                             $  7,518,205      $  7,732,626        $  7,445,094        $  8,782,897
   Gross profit                                           1,654,399         1,581,142           1,465,768           1,833,888
   Net earnings (loss) applicable to common
     shareholders                                           267,980           217,333              87,786            (600,353)

   Net earnings (loss) per share
     Basic                                             $       0.02      $       0.02        $       0.01        $      (0.05)
     Diluted
                                                               0.02              0.02                0.01               (0.05)

   Weighted average common shares outstanding
       Basic                                             12,308,321        12,322,908          12,341,284          12,356,315
       Diluted                                           12,404,312        12,467,821          12,743,441          12,356,315

                                  RISK FACTORS

     Investing in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below and the other information included in or incorporated by reference in this prospectus, including our annual and interim financial statements, before deciding to invest in shares of our common stock. If any one of the following risks or uncertainties actually occurs, any combination thereof occurs, our business, prospects, financial condition and operating results would likely suffer, possibly materially. In that event, the market price of our common stock could decline and you could lose all or part of your investment.

                         RISKS RELATING TO OUR BUSINESS

     THE TIMING OF NEW AND LOST MANAGEMENT SERVICE CONTRACTS MAY NOT BE INDICATIVE OF TRENDS IN OUR BUSINESS OR OF FUTURE QUARTERLY FINANCIAL RESULTS. We evaluate our business, in part, by reviewing trends in our financial performance. Management believes an important indicator of our outlook is revenue to be derived from fitness and health management service contracts we enter into with customers. Fitness and health management service contracts are often long-term contracts (i.e., 3 - 5 years), contain annual, automatic renewals and generally require 30 to 60 days notice to terminate, or to avoid the automatic annual renewal feature. Revenue from new contracts often is not recognized for a period of 90 to 180 days after proposal acceptance due to lead times necessary to execute a contract and hire staff to begin providing services. Since termination notice periods are considerably less than the time it takes to begin servicing new contracts, the revenue lost in a reporting period may significantly exceed the revenue gained from new contracts.

     Because of these timing differences, management generally does not view changes in quarterly revenue, whether sequential or comparable prior quarter changes, to be indicative of our outlook or trends in our business or to be reflective of revenue expected in succeeding quarters. Rather, management generally evaluates revenue trends in our fitness and health management services business based upon 12- to 18-month periods since we believe this helps minimize the timing impact from new and terminated contracts. Management cautions investors not to place undue reliance upon fluctuations in quarterly revenue viewed in isolation from revenue information over longer periods of time (e.g., comparative trailing 12-month information), and to not view quarterly revenue as necessarily being indicative of our outlook or results to be expected in future quarters.

     FAILURE TO IDENTIFY ACQUISITION OPPORTUNITIES MAY LIMIT OUR GROWTH. An important part of our growth has been the acquisition of complementary businesses. We may choose to continue this strategy in the future. Management's identification of suitable acquisition candidates involves risks inherent in assessing the value, strengths, weaknesses, overall risks and profitability of acquisition candidates. Management may be unable to identify suitable acquisition candidates. If we do not make suitable acquisitions, we may find it more difficult to realize growth objectives and to enhance shareholder value.

     In addition, future acquisitions may be dilutive to shareholders, cause us to incur additional indebtedness and large one-time expenses or create intangible assets that could result in significant amortization expense. If we spend significant funds or incurs additional debt, our ability to obtain necessary financing may decline and we may be more vulnerable to economic downturns and competitive pressures. Management cannot guarantee that we will be able to successfully complete any future acquisitions, or that we will be able to finance such acquisitions.

     WE MAY NOT REALIZE THE ANTICIPATED BENEFITS OF ACQUISITIONS WE COMPLETE. On December 23, 2005, we acquired HealthCalc.Net, Inc. In the future, we may acquire other businesses. The process of integrating new businesses into our operations poses numerous risks, including:

     - an inability to assimilate acquired operations, information systems and technology platforms, and internal control systems and products;

     -    diversion of management's attention;

     - difficulties and uncertainties in transitioning business relationships from the acquired entity to us; and

     -    the loss of key employees of acquired companies.

     If we are unsuccessful in integrating HealthCalc, or any other future acquisitions, into our operations, we might not realize all of the anticipated benefits of such acquisitions. In such instances, our acquisitions might not be accretive to our earnings, the costs of such acquisitions may otherwise outweigh the benefits of such acquisitions and the market price of our common stock might decline.

     WE MAY EXPERIENCE DIFFICULTY MANAGING GROWTH, INCLUDING ATTRACTING QUALIFIED STAFF. We have experienced growth during the past few years, both organically and by acquisition. Our ability to grow in the future will depend on a number of factors, including the ability to obtain new customers, expand existing customer relationships, develop additional fitness and health improvement programs and services and hire and train qualified staff. We may experience difficulty in attracting and retaining qualified staff in various markets to meet growth opportunities. Further, in order to attract qualified staff, we may be required to pay higher salaries and enhance benefits in more competitive markets, which may result in a material adverse effect on our results of operation and financial condition. Sustaining growth may require us to sell our services at lower prices to remain competitive, which may result in a material adverse effect on our results of operation and financial condition. There can be no assurance that we will be able to manage expanding operations effectively or that we will be able to maintain or accelerate our growth, and any failure to do so may result in a material adverse effect on our results of operation and financial condition.

     FAILURE TO RENEW EXISTING CUSTOMER CONTRACTS COULD HAVE A NEGATIVE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS. Our growth strategy depends in part upon continuous development and improvement of attractive and effective health management programs and services. Our failure to anticipate trends or to successfully develop, improve or implement such programs or services may have a material adverse effect on our results of operation and financial condition. We currently contract with third party partners to provide a portion of such programs and services and anticipates that this will continue to be the case. If any of such third party partners no longer made these programs and services available to us, there is no assurance that we would be able to replace such third-party partner programs and services, and if we could not do so, our ability to pursue growth strategies would be seriously compromised.

     WE ARE DEPENDENT ON MAINTAINING OUR CORPORATE RELATIONSHIPS. The majority of our contracts are with large corporations regarding the management of on-site fitness centers. While the specific terms of such agreements vary, some contracts are subject to early termination by the corporate customer without cause. Although we have a history of consistent contract renewals, there can be no assurance that future renewals will be secured. The early termination or non-renewal of corporate contracts may have a material adverse effect on our results of operation and financial condition.

     OUR FINANCIAL RESULTS ARE SUBJECT TO DISCRETIONARY SPENDING OF OUR CUSTOMERS. Our revenue, expenses and net income are subject to general economic conditions. A significant portion of our revenue is derived from companies who historically have reduced their expenditures for on-site fitness management services during economic downturns. Should the economy weaken, or experience more significant recessionary pressures, corporate customers may reduce or eliminate their expenditures for on-site fitness center management services, and prospective customers may not commit resources to such services. Also, should the size of a customer's workforce be reduced, we may have to reduce the number of staff assigned to manage a customer's fitness center. Additionally, our operations in Canada are subject to foreign currency risk, although these operations currently represent less than 5% of our overall revenues. These factors may have a material adverse effect on our results of operation and financial condition.

     THE LOSS OF ANY OF OUR KEY EMPLOYEES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR PERFORMANCE AND RESULTS OF OPERATIONS. Our success is highly dependent on the efforts, abilities and continued services of our executive officers and other key employees. The loss of any of the executive officers or key employees may have a material adverse effect on our results of operation and financial condition. We believe that our future success will depend on our ability to attract, motivate and retain highly-skilled corporate, divisional, regional and site-based personnel. Although historically we have been successful in retaining the services of our senior management, there can be no assurance that we will be able to do so in the future.

     WE OPERATE WITHIN A HIGHLY COMPETITIVE MARKET AGAINST FORMIDABLE COMPANIES. We compete for new and existing corporate customers in a highly fragmented and competitive market. Management believes that our ability to compete successfully depends on a number of factors, including quality and depth of service, locational convenience and cost. The market for on-site fitness center management services is price-sensitive. From time to time, we may be at a price disadvantage with respect to the competition, as such competition may offer competing services at substantially lower prices than ours. There can be no assurance that we will be able to compete successfully against current and future competitors, or that competitive pressures we face will not have a material adverse effect on our results of operation and financial condition.

     OUR RESULTS OF OPERATIONS COULD BE ADVERSELY IMPACTED BY LITIGATION. Because of the nature of our business, we expect that the Company may be subject to claims and litigation alleging negligence or other grounds for liability arising from injuries or other harm to the customers we serve. We have occasionally been named a defendant in claims relating to accidents that occurred in the fitness centers we manage. There can be no assurance that additional claims will not be filed, and that our insurance will be adequate to cover liabilities resulting from any claim.

     WE COULD EXPERIENCE A POTENTIAL DEPRESSIVE EFFECT ON THE PRICE OF OUR COMMON STOCK FOLLOWING THE EXERCISE AND SALE OF EXISTING CONVERTIBLE SECURITIES. At December 31, 2005, we had outstanding stock options and warrants to purchase an aggregate of 3,853,856 shares of common stock. The exercise of such outstanding stock options and warrants and the sale of the common stock acquired thereby, may have a material adverse effect on the price of our common stock. In addition, the exercise of such outstanding stock options and warrants and sale of such shares of our common stock could occur at a time when we might otherwise be able to obtain additional equity capital on terms and conditions more favorable to us.

     WE HAVE IMPLEMENTED, ON A LIMITED BASIS, A BUSINESS MODEL FOR MANAGING CORPORATE FITNESS CENTERS ON A COST-NEUTRAL OR FOR-PROFIT BASIS. We have, on a limited basis, implemented a model of managing corporate fitness centers on a cost-neutral or for-profit basis without receiving a management fee from the corporate owner of such centers. Corporate-owned centers are resistant to significant membership fees and fee increases, and we may not be successful in sufficiently managing costs and/or in raising service levels and associated revenues, as required to achieve profit objectives.

     OUR COMMON STOCK IS THINLY TRADED, AND SUBJECT TO VOLATILITY. Our common stock is traded on the

Over the Counter Bulletin Board. Investing in OTC securities is speculative and carries a high degree of risk. Many OTC securities are relatively illiquid, or "thinly traded," which can enhance volatility in the share price and make it difficult for investors to buy or sell without dramatically affecting the quoted price or may be unable to sell a position at a later date. As a result, you may find it more difficult to dispose of or obtain accurate quotations as to the price of our shares of the common stock. If limited trading in our stock continues, it may be difficult for you to sell their shares in the public market at any given time at prevailing prices.

     IF THERE ARE SUBSTANTIAL SALES OF OUR COMMON STOCK, OUR STOCK PRICE COULD DECLINE. If our existing shareholders sell a large number of shares of our common stock or the public market perceives that existing shareholders might sell shares of common stock, the market price of our common stock could decline significantly. All of the shares being sold in this offering will be freely tradable without restriction or further registration under the federal securities laws, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act.

     We have registered approximately 4,200,000 shares of common stock that are authorized for issuance under our stock plans. As of December 31, 2005, 2,677,291 shares were subject to outstanding options. Such shares can be freely sold in the public market upon issuance, subject to the restrictions imposed on our affiliates under Rule 144.

     ADVERSE EFFECT OF UNDESIGNATED STOCK AND ANTI-TAKEOVER PROVISIONS. Our authorized capital includes 8,499,000 shares of undesignated stock. Our board of directors has the power to issue any or all of the shares of undesignated stock, including the authority to establish one or more series and to fix the powers, preferences, rights and limitations of such class or series, without seeking shareholder approval. Further, as a Minnesota corporation, we are subject to provisions of the Minnesota Business Corporations Act, or MBCA, regarding "control share acquisitions" and "business combinations." We may, in the future, consider adopting additional anti-takeover measures. The authority of our board to issue undesignated stock and the anti-takeover provisions of the MBCA, as well as any future anti-takeover measures adopted by us, may, in certain circumstances, delay, deter or prevent takeover attempts and other changes in control of the company not approved by our board of directors. As a result, our shareholders may lose opportunities to dispose of their shares at favorable prices generally available in takeover attempts or that may be available under a merger proposal and the market price, voting and other rights of the holders of common stock may also be affected. See "Description of Capital Stock."

                                 USE OF PROCEEDS

     Although we may receive cash proceeds from the exercise of warrants related to the issuance of common stock covered by this prospectus, we will not receive any proceeds from the periodic sales, if any, of the common stock covered by this prospectus.

                           PRICE RANGE OF COMMON STOCK

     Trading of our common stock is conducted in the over-the-counter markets (often referred to as "pink sheets") or on the OTC Bulletin Board.

     The following table sets forth, for the periods indicated, the range of low and high bid prices for our common stock.

                     LOW     HIGH
                    -----   -----
FISCAL YEAR 2005:
   Fourth quarter   $1.89   $2.63
   Third quarter     2.10    2.65
   Second quarter    2.25    2.65
   First quarter     2.33    2.90

                     LOW     HIGH
                    -----   -----
FISCAL YEAR 2004:
   Fourth quarter   $1.52   $2.95
   Third quarter     1.37    1.75
   Second quarter    1.40    1.90
   First quarter     1.21    2.15

     At January 11, 2006, the low and high bid price for our common stock was $2.50 per share, the low and high ask price was $2.62 per share and the low and high sale price was $2.62 per share. At January 12, 2005, the low and high sale price of our common stock was $2.62 and $2.68, respectively.

                                 DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock and do not intend to pay cash dividends on our common stock in the foreseeable future. We presently expect to retain any earnings to finance the development and expansion of our business. The payment of dividends, if any, is subject to the discretion of the Board of Directors, and will depend on our earnings, financial condition, capital requirements and other relevant factors. Our credit facility with Wells Fargo Bank restricts our ability to declare or pay dividend on any class of our capital stock or to redeem any shares of capital stock.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis of our financial condition and results of operations together with our annual and interim financial statements and the related notes incorporated by reference in this prospectus. Some of the information contained in this discussion includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

                                    OVERVIEW

     We provide fitness center and health management services and programs to corporations, hospitals, communities and universities located in the United States and Canada.

     On December 8, 2003, we purchased the business assets of the Health & Fitness Management Services Division of Johnson & Johnson Health Care Systems Inc., or as referred to herein JJHCS. Prior to the acquisition, we were the largest provider of corporate fitness center management services, while JJHCS was a leading provider of employee health and wellness management services, although JJHCS also managed corporate fitness centers. We completed the acquisition in order to broaden our platform of fitness center management contracts, as well as to obtain additional expertise in the area of employee health promotion and management services.

     On December 23, 2005, we acquired all of the capital stock of HealthCalc.Net, Inc. (HealthCalc), a leading provider of web-based fitness, health management and wellness programs to corporations, health care organizations, physicians and athletic/fitness centers. Management believes that owning HealthCalc's proven technology platform is an important element of our overall strategy of growing our health management services. HealthCalc has been one our technology providers for approximately ten years. HealthCalc's web-based platform provides customers with a variety of tools and resources to identify opportunities to impact health care costs through lifestyle improvement programs for individuals. In addition to other services, the HealthCalc platform allows individuals to take periodic online health assessments, track their daily exercise, receive online health coaching, and provide access to the latest health education and information in an internet-based environment.

     The discussion in this section includes the effects of the JJHCS acquisition from and after December 8, 2003, and does not include the effects of the HealthCalc transaction whatsoever.

                          CRITICAL ACCOUNTING POLICIES

     The following discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which are incorporated by reference herein and have generally been prepared in accordance with accounting principles generally accepted in the United States. Preparation of the consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures. By their nature, these estimates and judgments are subject to an inherent degree of uncertainty. Management bases its estimates and judgments on historical experience, observation of trends in the industry, information provided by customers and other outside sources and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Our most critical accounting policies, which are those that require significant estimates and judgment, include: revenue recognition, valuation of trade and other accounts receivable, valuation of goodwill and stock-based compensation. Our actual results may differ from these estimates under different assumptions or conditions. A more in-depth description of our accounting policies can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, which is incorporated by reference herein.

                              RESULTS OF OPERATIONS

RESULTS OF OPERATIONS FOR THE QUARTER ENDED SEPTEMBER 30, 2005 AS COMPARED TO THE QUARTER ENDED SEPTEMBER 30, 2004.

     Revenue. Revenues increased $310,000, or 2.4%, to $13,464,000 for the three months ended September 30, 2005, from $13,154,000 for the three months ended September 30, 2004. This increase is attributable to fitness and health program services growth of $329,000 and growth from consulting services of $9,000. The growth in fitness and health program services is primarily attributable to higher utilization by fitness center members. These increases were partially offset by a decrease in staffing services revenue of $28,000, which is attributed to a $351,000 decrease in fitness management staffing services. The decrease in fitness management staffing revenue for the third quarter is attributed to higher-than-normal revenue attrition from contracts that were acquired in December 2003. Since contract attrition can be unpredictable, we generally do not view short-term changes in contract revenue to be indicative of future results, or a trend in the business. New contracts the Company secures may take 90 to 180 days to generate full revenue. At the same time, many of our contracts can be terminated on 30 days' notice. Because this timing difference can temporarily affect revenue results, we generally evaluates prospective revenue trends over a 12 to 18 month period.

     Gross Profit. Gross profit increased $152,000, or 4.5%, to $3,499,000 for the three months ended September 30, 2005, from $3,347,000 for the three months ended September 30, 2004. This increase is primarily attributed to a $225,000 refund of 2004 worker's compensation insurance premiums, which is due to favorable 2004 claims activity. We also experienced a $139,000 increase in program services gross profit, which is primarily due to revenue growth. Offsetting these increases was a $184,000 decrease in gross profit from staffing services, which is primarily due to termination of fitness center staffing contracts and higher costs for employee medical benefits.

     As a percent of revenue, gross profit increased to 26.0%, from 25.4% for the third quarter of 2004. This increase is due primarily to the refund of 2004 worker's compensation insurance premium being offset by contract terminations that had higher margins and higher costs for employee medical benefits.

     Operating Expenses. Operating expenses increased $202,000, or 8.4%, to $2,615,000 for the three months ended September 30, 2005 from $2,413,000 for the three months ended September 30, 2004. This increase is primarily attributed to anticipated increases in salaries and other operating expenses in our contract administration, programs management, sales and corporate administration areas.

     Other Income and Expense. Interest expense decreased $122,000 to income of $4,000 for the three months ended September 30, 2005, compared to an expense of $118,000 for the same period in 2004. This decrease is primarily due to the December 2004 repayment of our $2,000,000 Senior Subordinated Note held by Bayview Capital Partners LP. Since there was interest income for the third quarter of 2005, our cost of borrowed funds was inconsequential. The cost of borrowed funds during the third quarter of 2004 was 9.8%.

     Income Taxes. Income tax expense increased $24,000 to $354,000 for the three months ended September 30, 2005 compared to $330,000 for the same period in 2004. The increase is primarily due to the $68,000 increase in earnings before taxes.

     Net Earnings Applicable to Common Shareholders. As a result of the above, net earnings applicable to common shareholders for the three months ended September 30, 2005 increased $41,000, or 8.8%, to $506,000, from $465,000 for the three months ended September 30, 2004.

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AS COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 2004.

     Revenue. Revenues increased $1,658,000, or 4.3%, to $40,608,000 for the nine months ended September 30, 2005, from $38,950,000 for the nine months ended September 30, 2004. This increase is attributable to fitness and health program services growth of $1,168,000, health management staffing services growth of $969,000 and growth from consulting services of $56,000. Growth in these areas was primarily attributable to incremental business from existing customers. Fitness management staffing services decreased $535,000 in 2005 compared to 2004. The decrease in fitness management staffing revenue is attributed to higher-than-normal revenue attrition from contracts that were acquired in December 2003. Since contract attrition can be unpredictable, we generally do not view short-term changes in contract revenue to be indicative of future results, or a trend in the business. New contracts we secure may take 90 to 180 days to generate full revenue. At the same time, many of our contracts can be terminated on 30 days' notice. Because this timing difference can temporarily affect revenue results, we generally evaluate prospective revenue trends over a 12 to 18 month period.

     Gross Profit. Gross profit increased $514,000, or 5.2%, to $10,391,000 for the nine months ended September 30, 2005, from $9,877,000 for the nine months ended September 30, 2004. This increase is due primarily to revenue growth and the refund of 2004 worker's compensation insurance premium discussed previously. As a percent of revenue, gross profit increased to 25.6%, from 25.4% for the nine months ended September 30, 2005. This increase is due primarily to the refund of 2004 worker's compensation insurance premium, which is being offset by decreases from contract terminations that had higher margins and higher costs for employee medical benefits.

     Operating Expenses. Operating expenses increased $250,000, or 3.4%, to$7,528,000 for the nine months ended September 30, 2005, from $7,278,000 for the nine months ended September 30, 2004. This increase is primarily attributed to anticipated increases in salaries and other operating expenses in our contract administration, programs management, sales and corporate administration areas.

     Other Income and Expense. Interest expense decreased $357,000 to $24,000 for the nine months ended September 30, 2005, compared to $381,000 for the same period in 2004. This decrease is primarily due to the December 2004 repayment of our $2,000,000 Senior Subordinated Note held by Bayview Capital Partners LP. Since interest was immaterial for the nine months ended September 30, 2005, our cost of borrowed funds was inconsequential. The cost of borrowed funds for the nine months ended September 30, 2004 was 7.5%.

     Income Taxes. Income tax expense increased $251,000 to $1,134,000 for the nine months ended September 30, 2005, compared to $883,000 for the same period in 2004. The increase is primarily due to the $614,000 increase in earnings before taxes.

     Net Earnings Applicable to Common Shareholders. As a result of the above, net earnings applicable to common shareholders for the nine months ended September 30, 2005 increased $360,000, or 28.3%, to $1,633,000, from $1,273,000 for the nine months ended September 30, 2004.

                         LIQUIDITY AND CAPITAL RESOURCES

     Our working capital increased $773,000 to $4,729,000 at September 30, 2005, compared to working capital of $3,956,000 at December 31, 2004. The increase in working capital is due primarily to an increase in prepaid expense and accounts receivable and decreases in accrued expenses and deferred revenue, which were offset by decreases in deferred tax assets and cash, and an increase in other accrued liabilities.

     In addition to cash flows generated from operating activities, our other source of liquidity and working capital is provided by a $7,500,000 Credit Agreement with Wells Fargo Bank, N.A. (the "Wells Loan"). The availability of the Wells Loan decreases $250,000 on the last day of each calendar quarter, beginning September 30, 2003, and matures on June 30, 2007. The facility provided maximum borrowing capacity of $5,250,000 and $6,000,000 at September 30, 2005 and December 31, 2004. Actual borrowing availability under the Wells Loan is based upon a percentage of our eligible accounts receivable, less any outstanding amounts, which were $0 and $1,612,759, respectively, at September 30, 2005 and December 31, 2004. Excluding current outstanding balances, and based upon eligible accounts receivable, $5,152,467 and $3,758,851 was available for borrowing on such respective dates.

     On November 14, 2005, we issued an aggregate of 1,000 shares of Series B Convertible Preferred Stock (the "Series B Stock") to a limited number of accredited investors for an aggregate purchase price of $10.2 million. After selling commissions and expenses, we received net proceeds of approximately $9.4 million. The Series B Stock automatically converts into 5,100,000 shares of common stock effective on the date the SEC first declares effective the registration statement to which this prospectus relates. We used approximately $5.1 million of the net proceeds from the issuance of the Series B Stock to redeem, effective November 15, 2005: (i) all of the outstanding shares of Series A Convertible Preferred Stock, which were convertible into 2,222,210 shares of common stock, and (ii) warrants to purchase 1,275,463 shares of common stock if exercised for cash, or 916,458 shares of common stock if exercised on a "cash-less" exercise basis, which warrants were issued to original purchaser of the Series A Convertible Preferred Stock. We used substantially all of the remainder of the net proceeds to acquire HealthCalc.Net, Inc.

     We believe that sources of capital to meet our existing obligations and conduct our operations over the next 12 months will be provided by cash generated through operations and our Wells Loan. From time to time, we may purchase significant assets or other entities as we attempt to grow our business and expand our services. In the event we make any such acquisitions, we may be required to obtain additional debt or equity financing. There can be no assurance that our efforts to obtain any such additional financing will be successful or on terms favorable to us. If we sell equity securities, existing shareholders may suffer economic and voting dilution.

     We believe provided that cash generated expected to be generated through current operations and our Wells Loan will be sufficient to meet our obligations for the next 12 months.

     As of December 31, 2005, we did not have any off-balance sheet arrangements or transactions with unconsolidated, limited purpose entities.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     All of our long-term obligations bear interest at a variable rate. As a result, we may from time to time be exposed to market risks related to changes in interest rates. However, at September 30, 2005, we did not have any outstanding long-term obligations with variable rates. Based upon historical borrowing levels, we believe future exposure to interest rate risk is immaterial.

     We have no history of, and do not anticipate in the future, investing in derivative financial instruments, derivative commodity instruments or other such financial instruments. Transactions with international customers are entered into in U.S. dollars, precluding the need for foreign currency hedges.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth as of December 31, 2005 certain information regarding beneficial ownership of our common stock by:

     - Each person known to us to beneficially own 5% or more of our common stock;

     -    Each named executive officer;

     -    Each of our directors; and

     -    All of our executive officers and directors as a group.

     We have determined beneficial ownership in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Beneficial ownership generally means having sole or shared voting or investment power with respect to securities. Unless otherwise indicated in the footnotes to the table, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite the shareholder's name. We have based our calculation of the percentage of beneficial ownership on 13,787,349 shares of common stock outstanding on December 31, 2005. Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Health Fitness Corporation, 3600 American Blvd. W., Suite 560, Bloomington, Minnesota 55431.

NAME OF BENEFICIAL OWNER                     NUMBER      PERCENT OF CLASS(1)
------------------------                     ------      -------------------
5% BENEFICIAL OWNERS:
Pequot Capital Management, Inc.           3,898,440(2)          26.5%
500 Nyala Farm Road
Westport, CT 06880

Perkins Capital Management, Inc.          2,718,834(3)          19.7%
730 East Lake Street
Wayzata, MN 55391

Magnetar Capital Master Fund, Ltd.        1,624,350(4)          11.5%
c/o Magnetar Financial LLC
1603 Orrington Ave., 13th Floor
Evanston, IL 60201

Gruber & McBaine Capital Management       1,097,870(5)           7.9%
50 Osgood Place - Penthouse
San Francisco, CA 94133

NAMED EXECUTIVE OFFICERS AND DIRECTORS:

Jerry V. Noyce                              453,186(7)           3.2%
Jeanne C. Crawford                          166,545(8)           1.2%
Wesley W. Winnekins                         128,000(9)            *
Brian Gagne                                  25,972(10)           *
Michael Seethaler                            13,750(9)            *
James A. Bernards                           176,000(11)          1.3%
Mark W. Sheffert                            151,000(12)          1.1%
Cary Musech                                 127,431(13)           *
John C. Penn                                 86,000(14)           *

NAME OF BENEFICIAL OWNER                     NUMBER      PERCENT OF CLASS(1)
------------------------                     ------      -------------------
Linda Hall Whitman                           86,000(14)           *
Rodney A. Young                              86,000(14)           *
K. James Ehlen, M.D.                         78,500(15)           *
Robert J. Marzec                             50,000(16)           *

All executive officers and directors      2,007,195(17)         13.2%
   as a group (21 persons)

----------
*    Less than one percent.

(1) Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire them as of December 31, 2005, or within sixty days of such date, are treated as outstanding only when determining the percent owned by such individual and when determining the percent owned by a group.

(2) Shares beneficially owned by Pequot Capital Management, Inc. represent: (i) 2,998,800 shares of common stock issuable upon the conversion of 588 shares of Series B Convertible Preferred Stock ("Series B Stock"), which convert into common stock at the rate 5,100 shares of common stock for each share of Series B Stock; and (ii) 899,640 shares of common stock issuable pursuant to currently exercisable warrants.

     Shares beneficially owned by Pequot Capital Management are held of record by the following investment funds in the following amounts: Pequot Scout Fund, L.P., 1,306,110 shares; Pequot Mariner Master Fund, L.P., 676,260 shares; Premium Series PCC Limited - Cell 33, 53,040 shares; Pequot Diversified Master Fund, Ltd., 86,190 shares; Pequot Navigator Offshore Fund, Inc., 530,400 shares; Premium Series PCC Limited - Cell 32, 92,820 shares; Pequot Healthcare Fund, L.P., 497,250 shares; Pequot Healthcare Institutional Fund, L.P., 99,450 shares; and Pequot Healthcare Offshore Fund, Inc., 556,920 shares.

     Pequot Capital Management, who is the Investment Manager/Advisor (as applicable) to the above named funds, exercises sole voting and investment power for all the shares, except that Pequot Capital Management does not hold voting power over 53,040 and 92,820 shares held of record by Premium Series PCC Limited Cell 33 and Cell 32, respectively. Arthur J. Samberg is the controlling shareholder of Pequot Capital Management, and disclaims beneficial ownership of the shares except for his pecuniary interest in the above-named investment funds.

(3) In its most recent Schedule 13G/A filing with the Securities and Exchange Commission on February 10, 2005, Perkins Capital Management, Inc. represents that it has sole voting power over 1,115,500 of the shares, no voting power over the remaining 1,603,334 shares and sole dispositive power over all such shares.

(4) Represents 1,249,500 shares issuable upon conversion of 245 shares of Series B Stock, and 374,850 shares issuable pursuant to currently exercisable warrants. Mr. Alec Litowitz possesses voting and/or dispositive power over shares held by Magnetar Capital Master Fund, Ltd. Mr. Litowitz disclaims any beneficial ownership of the shares beneficially held by Magnetar Capital Master Fund, Ltd.

(5) Includes 601,800 shares issuable upon conversion of 118 shares of Series B Stock, and 180,520 shares issuable pursuant to currently exercisable warrants. All shares are held in varying amounts by Lagunitas Partners LP, Gruber & McBaine International, Jon D. and Linda W. Gruber Trust and J. Patterson McBaine. Jon D. Gruber and J. Patterson McBaine, through Gruber & McBaine Capital Management, possess shared voting and/or investment power over shares held by Lagunitas Partners LP, Gruber & McBaine International. Messrs. Gruber and Patterson disclaim any beneficial ownership over the shares held by Lagunitas Partners LP, Gruber & McBaine International. Jon
     D. Gruber possesses sole voting and/or investment over shares held by Jon
     D. and Linda W. Gruber Trust. J. Patterson McBaine possesses sole voting and investment power over shares held in his name.

(6) Burt H. Rowe, Jr., manager of Destin Capital Partners, LLC, possesses sole voting and/or investment power over shares held by Destin. We have relied on information contained in a
     Schedule 13G filed with the Securities and Exchange Commission by Destin and Mr. Rowe on January 22, 2004.

(7) Includes 423,500 shares which may be purchased upon exercise of options that were exercisable by Mr. Noyce as of December 31, 2005, or within 60 days of such date.

(8) Includes 86,875 shares which may be purchased upon exercise of options by Ms. Crawford which were exercisable as of December 31, 2005, or within 60 days of such date. Also includes 39,000 shares held by Ms. Crawford's spouse.

(9) Represents shares which may be purchased upon exercise of options that were exercisable as of December 31, 2005, or within 60 days of such date.

(10) Includes 23,750 shares which may be purchased upon exercise of options by Mr. Gagne which were exercisable as of December 31, 2005, or within 60 days of such date.

(11) Includes 10,000 shares held by an employee benefit plan over which Mr. Bernards has voting and investment power, and 80,000 shares which may be purchased upon exercise of options that were exercisable by Mr. Bernards as of December 31, 2005, or within 60 days of such date. Also includes 50,000 shares held by Brightstone Capital, LLC ("Brightstone"). As President of Brightstone, Mr. Bernards may be deemed to share voting and/or investment power over the shares. Mr. Bernards disclaims any beneficial ownership of the shares held by Brightstone.

(12) Includes 66,000 shares which may be purchased upon exercise of options by Mr. Sheffert which were exercisable as of December 31, 2005, or within 60 days of such date. Also includes a currently exercisable warrant to purchase 75,000 shares held by Manchester Business Services, Inc. ("Manchester"). As President, Chief Executive Officer and controlling shareholder of Manchester, Mr. Sheffert may be deemed to share voting and/or investment power over the shares underlying such warrant. Mr. Sheffert disclaims any beneficial ownership of the shares held by Manchester.

(13) Includes 20,000 shares beneficially owned by Bayview Capital Partners LP ("Bayview Partners"), 62,431 shares that may be purchased upon exercise of warrants that were exercisable as of December 31, 2005, or within 60 days of such date, and 45,000 shares that may be purchased upon exercise of options that were exercisable by Mr. Musech as of December 31, 2005, or within 60 days of such date. Mr. Musech is the Chief Executive Officer of Bayview Capital Management LLC ("Bayview Management"), which is the general partner of Bayview Partners. Mr. Musech serves as one of five members of the Board of Governors of Bayview Management, and the Board of Governors makes all investment decisions on behalf of Bayview Partners, including any decisions regarding acquisition or disposition of securities of the Company. As a result, Mr. Musech may be deemed to share voting and/or investment power over the shares held by Bayview. Mr. Musech disclaims any beneficial ownership of the shares held by Bayview Partners.

(14) Includes 66,000 shares which may be purchased upon exercise of options by each of Mr. Penn, Ms. Whitman and Mr. Young that were exercisable as of December 31, 2005, or within 60 days of such date.

(15) Includes 58,500 shares which may be purchased upon exercise of options be Mr. Ehlan that were exercisable as of December 31, 2005, or within 60 days of such date.

(16) Includes 30,000 shares which may be purchased upon exercise of options by Mr. Marzec that were exercisable as of December 31, 2005, or within 60 days of such date.

(17) Includes 1,412,681 shares which may be purchased upon exercise of options and warrants that were exercisable as of December 31, 2005, or within 60 days of such date. Excludes 655,673 shares held of record by three officers, but held in escrow at Wells Fargo Bank, National Association, and subject to forfeiture on or prior to approximately June 30, 2007 in accordance the terms of that certain Escrow Agreement dated December 23, 2005 to which such officers, Wells Fargo and the Company are parties.

                              SELLING STOCKHOLDERS

     The shares of common stock covered by this prospectus include an aggregate of 6,630,000 shares. The common stock covered by this prospectus includes:

     - 5,100,000 shares of common stock issuable upon conversion of 1,000 shares of Series B Convertible Preferred Stock ("Series B Stock") we issued on November 14, 2005 in a private placement to a limited number of accredited investors; and

     - up to 1,530,000 shares of common stock, equal to 30% of the number of shares of common stock issuable upon conversion of the Series B Stock, we may be required to issue from time to time upon exercise, for cash, of warrants we issued on November 14, 2005 to the original purchasers of the Series B Stock.

     All 1,000 shares of Series B Stock, which are not covered by this prospectus, will automatically be converted into an aggregate 5,100,000 shares of our common stock upon the date the Securities and Exchange Commission declares effective the registration statement to which this prospectus relates. The Series B stock and the warrants were issued in reliance upon exemptions from registration under the Securities Act of 1933, as amended, afforded by Section 4(2) and Rule 506 of Regulation D thereunder.

     Set forth below are the names of the Selling Stockholders, the number of shares of our common stock beneficially owned by each Selling Stockholder as of the date of this prospectus and the number of shares that may be offered or sold hereby. Beneficial ownership is determined under the rules of the SEC, and generally includes having sole or shared voting or investment power with respect to securities. To our knowledge, except as indicated in the footnotes to this table, each person named in the table has sole voting and investment power with respect to all shares of common stock shown in the table. Because the Selling Stockholders may offer all or some portion of the shares, we have assumed for purposes of the table below that all securities covered by this prospectus will be sold.

     Since the Selling Stockholders provided this information, each of them may have sold, transferred or otherwise disposed of all or a portion of their common stock in a transaction exempt from the registration requirements of the Securities Act. Information concerning additional Selling Stockholders not identified in this prospectus shall be set forth in post-effective amendments. Transferees, successors and donees of Selling Stockholders identified in this prospectus may be named in supplements to this prospectus.

     To our knowledge, none of the Selling Stockholders has, or within the past three years has had, any position, office or other material relationship with us or any of our affiliates.

                                                                     COMMON STOCK OWNED
                                          NUMBER OF    NUMBER OF       AFTER OFFERING*
                                           SHARES        SHARES    ----------------------
                                        BENEFICIALLY    OFFERED    NUMBER OF
                 NAME                       OWNED        HEREBY      SHARES    PERCENTAGE
                 ----                   ------------   ---------   ---------   ----------
Pequot Capital Management, Inc.(1)        3,898,440    3,898,440        --        --
Magnetar Capital Master Fund, Ltd.(2)     1,624,350    1,624,350        --        --
Lagunitas Partners LP(3)                    739,420      490,620   248,800**     1.2%***
CAMOFI Master LDC(4)                        291,720      291,720        --        --
Gruber & McBaine International(5)           199,350      132,600    66,750**    ****
Jon D. and Linda W. Gruber Trust(6)          79,560       79,560        --        --
J. Patterson McBaine(7)                      79,560       79,560        --        --
Cherry Tree Core Growth Fund, LLLP(8)        33,150       33,150        --        --
                                          ---------    ---------   -------
                                          6,945,550    6,945,550   315,550


*    Assumes the sale of all shares of common stock covered by this prospectus.

** These shares of common stock were purchased in the open market, and are not covered by this prospectus.

*** Calculated based upon 13,787,349 shares outstanding as of December 31, 2005, and assuming the sale of all 6,630,000 shares covered by this prospectus (i.e., based upon a total number of outstanding shares equal to 20,417,349).

**** Less than 1.0%.

----------
(1) Shares beneficially owned by Pequot Capital Management, Inc. represent: (i) 2,998,800 shares of common stock issuable upon the conversion of 588 shares of Series B Convertible Preferred Stock ("Series B Stock"), which convert into common stock at the rate 5,100 shares of common stock for each share of Series B Stock; and (ii) 899,640 shares of common stock issuable pursuant to currently exercisable warrants.

     Shares beneficially owned by Pequot Capital Management are held of record by the following investment funds in the following amounts: Pequot Scout Fund, L.P., 1,306,110 shares; Pequot Mariner Master Fund, L.P., 676,260 shares; Premium Series PCC Limited - Cell 33, 53,040 shares; Pequot Diversified Master Fund, Ltd., 86,190 shares; Pequot Navigator Offshore Fund, Inc., 530,400 shares; Premium Series PCC Limited - Cell 32, 92,820 shares; Pequot Healthcare Fund, L.P., 497,250 shares; Pequot Healthcare Institutional Fund, L.P., 99,450 shares; and Pequot Healthcare Offshore Fund, Inc., 556,920 shares.

     Pequot Capital Management, which is the Investment Manager/Advisor (as applicable) to the above named funds, exercises sole voting and investment power for all the shares, except that Pequot Capital Management does not hold voting power over 53,040 and 92,820 shares held of record by Premium Series PCC Limited Cell 33 and Cell 32, respectively. Arthur J. Samberg is the controlling shareholder of Pequot Capital Management, and disclaims beneficial ownership of the shares except for his pecuniary interest in the above-named investment funds.

     Pequot Capital Management has identified itself as an affiliate of registered broker-dealer and, accordingly, may be deemed an underwriter of these securities. See "Plan of Distribution" for required disclosure on this Selling Stockholder.

(2) Represents 1,249,500 shares issuable upon conversion of 245 shares of Series B Stock, and 374,850 shares issuable pursuant to currently exercisable warrants. Mr. Alec Litowitz possesses voting and/or dispositive power over shares beneficially owned by Magnetar Capital Master Fund, Ltd. Mr. Litowitz disclaims any beneficial ownership of the shares beneficially held by Magnetar Capital Master Fund, Ltd.

(3) Includes 377,400 shares issuable upon conversion of 74 shares of Series B Stock, and 113,220 shares issuable pursuant to currently exercisable warrants. Jon D. Gruber and J. Patterson McBaine, through Gruber & McBaine Capital Management, possess shared voting and/or investment power over shares held by Lagunitas Partners LP. Messrs. Gruber and Patterson disclaim any beneficial ownership over the shares held by Lagunitas Partners LP. Pursuant to Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and Rule 13d-5(b) thereunder, this Selling Stockholder may also be deemed to be the beneficial owner of all or a portion of securities that are beneficially owned by other Selling Stockholders denoted by footnotes (5) - (7).

(4) Includes 224,400 shares issuable upon conversion of 44 shares of Series B Stock, and 67,320 shares issuable pursuant to currently exercisable warrants. Mr. Richard Smithline possesses sole voting and/or investment power over shares held by CAMOFI Master LDC. Mr. Smithline disclaims any beneficial ownership over the shares held by CAMOFI Master LDC.

(5) Includes 102,000 shares issuable upon conversion of 20 shares of Series B Stock, and 30,600 shares issuable pursuant to currently exercisable warrants. Jon D. Gruber and J. Patterson McBaine, through Gruber & McBaine Capital Management, possess shared voting and/or investment power over shares held by Gruber & McBaine International. Messrs. Gruber and Patterson disclaim any beneficial ownership over the shares held by Gruber & McBaine International. Pursuant to Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and Rule 13d-5(b) thereunder, this Selling Stockholder may also be deemed to be the beneficial owner of all or a portion of securities that are beneficially owned by other Selling Stockholders denoted by footnotes (3) and (6) - (7).

(6) Represents 61,200 shares issuable upon conversion of 12 shares of Series B Stock, and 18,360 shares issuable pursuant to currently exercisable warrants. Jon D. Gruber possesses sole voting and/or investment power over shares held by Jon D. and Linda W. Gruber Trust. Pursuant to Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and Rule 13d-5(b) thereunder, this Selling Stockholder may also be deemed to be the beneficial owner of all or a portion of securities that are beneficially owned by other Selling Stockholders denoted by footnotes (3), (5) and (7).

(7) Represents 61,200 shares issuable upon conversion of 12 shares of Series B Stock, and 18,360 shares issuable pursuant to currently exercisable warrants. J. Patterson McBaine possesses sole voting and investment power over shares held in his name. Pursuant to Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and Rule 13d-5(b) thereunder, this Selling Stockholder may also be deemed to be the beneficial owner of all or a portion of securities that are beneficially owned by other Selling Stockholders denoted by footnotes (3) and (5) - (6).

(8) Represents 25,500 shares issuable upon conversion of 5 shares of Series B Stock, and 7,650 shares issuable pursuant to currently exercisable warrants. Mr. Gordon Stoffer possesses sole voting and/or investment power over all of the shares. This Selling Stockholder has identified itself as an affiliate of registered broker-dealer and, accordingly, may be deemed an underwriter of these securities. See "Plan of Distribution" for required disclosure on this Selling Stockholder.

                              PLAN OF DISTRIBUTION

     The Selling Stockholders may, from time to time, sell any or all of their shares of common stock covered by this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at prevailing market prices or at other negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares covered by this prospectus:

     - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     - an exchange distribution in accordance with the rules of the applicable exchange;

     -    privately negotiated transactions;

     -    to cover short sales;

     - broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

     -    a combination of any such methods of sale; and

     -    any other method permitted pursuant to applicable law.

     The Selling Stockholders may also sell shares covered by this prospectus under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees or other successors in interest identified in a prospectus supplement, if required, will be Selling Stockholders for purposes of this prospectus.

     In connection with the sale of common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     Upon the Company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledge intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

     Each Selling Stockholder who is an affiliate of a registered broker-dealer has represented to us that it purchased the securities in the ordinary course of business and that at the time of such purchase, the Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute such securities.

     The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling Stockholder and/or the purchasers.

     The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under this Registration Statement.

     The Company is required to pay all fees and expenses (but not selling commissions) incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the common stock. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. If the Selling Stockholders use this prospectus for any sale of the common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

     The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Pursuant to our Amended and Restated Articles of Incorporation, we have 60,000,000 shares of authorized capital stock, which consists of 50,000,000 shares of common stock, 1,500,000 shares of Series A Convertible Preferred Stock (the "Series A Stock"), 1,000 shares of Series B Convertible Preferred Stock (the "Series B Stock") and 8,499,000 shares of undesignated stock. As of December 31, 2005, 13,787,349 shares of common stock were outstanding, and 1,000 shares of Series B Convertible Preferred Stock were outstanding, which are automatically convertible into 5,100,000 shares of common stock upon the effective date of this registration statement.

COMMON STOCK

     Holders of common stock are entitled to receive such dividends as are declared by the Board of Directors, out of funds legally available for the payment of dividends. We expect to retain any earnings to finance development of our business. Accordingly, we do not anticipate payment of any dividends on our common stock for the foreseeable future.

     In the event of any liquidation, dissolution or winding up, the holders of each share of common stock are entitled to share equally in any balance of our assets available for distribution.

     Holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. There is no cumulative voting for election of directors, which means that a majority of the shareholders may elect all of the members of the Board of Directors. Holders of common stock have no preemptive rights to subscribe for or to purchase any additional shares of common stock or other obligations convertible into shares of common stock or Preferred Stock which we may, hereafter, issue.

     All of the outstanding shares of common stock are fully paid and non-assessable. Holders of common stock are not liable for further calls or assessments.

     Our common stock is listed on the Over-the-Counter Bulletin Board under the symbol "HFIT." On December 31, 2005, we had issued and outstanding 13,787,349 shares of common stock (excluding all 6,630,000 shares covered by this prospectus). According to the records of our transfer agent, as of December 31, 2005, there were 494 holders of record of our common stock.

SERIES A CONVERTIBLE PREFERRED STOCK

     Our Amended and Rested Articles of Incorporation designate 1,500,000 shares of Series A Convertible Preferred Stock (the "Series A Stock"). Effective November 15, 2005, we redeemed all issued and outstanding shares of Series A Stock, which are not available for reissuance. As of the date of this prospectus, no shares of Series A Stock were outstanding. Although future issuance of shares of Series A Stock is unlikely, 391,178 shares of Series A Stock are available for original issuances after the date of this prospectus.

     The rights and preferences of the Series A Stock include:

          - Each share of Series A Stock is entitled to a number of votes equal to the number of shares of common stock into which it is then convertible. Holders of Series A Stock vote together as one class together with holders of common stock, except in certain limited circumstances.

          - Each share of Series A Stock is convertible at the option of the holder into two shares of common stock (or such greater number as may result from weighted average anti-dilution adjustments that reduce the conversion price).

          - Holders of Series A Stock are entitled to certain pre-emptive rights in connection with future direct or indirect issuances of equity securities.

          - Each share of Series A Stock has a stated dividend rate of 6% per year calculated based upon the initial per share issuance price of $1.00. Dividends are payable in-kind in the form of additional shares of Series A Stock using a price of $1.00 per share.

          - In the event of a liquidation, dissolution or winding up, holders of Series A Stock are entitled to a liquidation preference of $1 per share plus a decreasing liquidation premium of 3% prior to December 8, 2006, 2% prior to December 8, 2007 and 1% prior to December 8, 2007.

          - Each share of Series A Stock contains redemption provisions upon a change of control, among other events. The redemption price is the greater of the liquidation value (described above) or the fair market value of the Series A Stock on an as-converted basis.

SERIES B CONVERTIBLE PREFERRED STOCK

     Effective November 14, 2005, our Board of Directors authorized the designation of 1,000 shares of Series B Convertible Preferred Stock (the "Series B Stock"). Effective November 14, 2005, we issued 1,000 shares of Series B Stock. Effective on the date that the SEC first declares effective the registration statement to which this prospectus relates, all shares of Series B Stock will automatically be converted into an aggregate of 5,100,000 shares of common stock (i.e., a conversion rate of 5,100 for each share of Series B Stock).

     Each share of Series B Stock is entitled to a number of votes equal to the number of shares of common stock into which it is then convertible (i.e., 5,100 votes). Except as required by law, holders of Series B Stock vote together as one class together with holders of common stock. Each share of Series B Stock has a stated dividend rate of 5% per year calculated based upon the initial per share issuance price of $10,200.

UNDESIGNATED SHARES

     Our Amended and Restated Articles of Incorporation authorize the Board of Directors to establish more than one class or series of shares. As of the date of this prospectus, we had 8,499,000 undesignated shares available for the Board of Directors to establish additional classes or series. In establishing a class or series, the Board is authorized to set the voting rights, liquidation preferences, dividend rights, conversion rights, redemption rights, and certain other rights and preferences. Although there is no current intention to do so, the Board of Directors may issue shares of a class or series of Preferred Stock with rights which could adversely affect the voting power of the holders of common stock.

ANTI-TAKEOVER PROVISIONS

     Certain provisions of Minnesota law described below could have an anti-takeover effect. These provisions are intended to provide management flexibility and to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by our Board and to discourage an unsolicited takeover of the Company, if the Board determines that such a takeover is not in the best interests of the Company and our shareholders. However, these provisions could have the effect of discouraging certain attempts to acquire us which could deprive our shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

     Section 302A.671 of the Minnesota Business Corporation Act applies, with certain exceptions, to any acquisition of our voting stock (from a person other than the company and other than in connection with certain mergers and exchanges to which the company is a party) resulting in the acquiring person owning 20% or more of our voting stock then outstanding. Section 302A.671 requires approval of any such acquisitions by a majority vote of our shareholders prior to its consummation. In general, shares acquired in the absence of such approval are denied voting rights and are redeemable at their then fair market value by the company within 30 days after the acquiring person has failed to give a timely information statement to us or the date the shareholders voted not to grant voting rights to the acquiring person's shares.

     Section 302A.673 of the Minnesota Business Corporation Act generally prohibits us or any of our subsidiaries from entering into any transaction with a shareholder under which the shareholder purchases 10% or more of our voting shares (an "interested shareholder") within four years following the date the person became an interested shareholder, unless the transaction is approved by a committee of all of the disinterested members of our board of directors serving before the interested shareholder acquires the shares.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is Wells Fargo Bank, N.A. Its address is P.O. Box 64854, St. Paul, Minnesota 55164.

LISTING

     Our common stock is listed on the Over-the-Counter Bulletin Board under the symbol "HFIT."

                                  LEGAL MATTERS

     The validity of the Shares being offered hereby is being passed upon for us by Fredrikson & Byron, P.A. Such legal advice is solely for our benefit and not for any shareholder or prospective investor.

                                     EXPERTS

     The financial statements of Health Fitness Corporation appearing in our annual report on Form 10-K for the year ended December 31, 2004, were audited by Grant Thorton LLP, independent registered public accounting firm, as set forth in its report thereon included in such annual report, given on the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file periodic reports, proxy statements and other information with the SEC. Copies of the reports, proxy statements and other information may be examined without charge at the Public Reference Section of the SEC, 450 Fifth Street, N.W. Room 1024, Washington, D.C. 20549 or on the Internet at http://www.sec.gov. Copies of all or a portion of such materials can be obtained from the Public Reference Section of the SEC upon payment of prescribed fees. Please call the SEC at: (800) SEC-0330 for further information about the Public Reference Room.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following expenses will be paid by the Company in connection with the registration for resale of the common stock covered by this registration statement. All of such expenses, except for the SEC registration fee, are estimated.

SEC Registration Fee ..................................................  $ 1,894
Legal Fees ............................................................   20,000
Accountants Fees and Expenses .........................................   30,000
Printing Expenses .....................................................    1,000
Blue Sky Fees and Expenses ............................................    2,000
Transfer Agent Fees and Expenses ......................................    1,106
                                                                         -------
Miscellaneous .........................................................  $56,000
                                                                         =======

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 302A.521, subd. 2, of the Minnesota Statutes requires the Company to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the Company, against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions if such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties or fines; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person's performance in the official capacity of director or, for a person not a director, in the official capacity of officer, board committee member or employee, reasonably believed that the conduct was in the best interests of the Company, or, in the case of performance by a director, officer or employee of the Company involving service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the Company. In addition, Section 302A.521, subd. 3, requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances. A decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders, or by a court.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     During the past three years, the Registrant has sold the securities listed below pursuant to exemptions from registration under the Securities Act.

     On August 25, 2003, we entered into a $3,000,000 Securities Purchase Agreement with Bayview Capital Partners LP to provide us with acquisition financing and general working capital (the "Bayview Investment"). The Bayview Investment was initially structured as a bridge note (the "Bridge Note"), the proceeds of which we placed into escrow to fund a portion of an asset purchase. Upon closing of the asset purchase in December 2003, the $3,000,000 Bridge Note was converted into a $2,000,000 term note, $1,000,000 in Series A Convertible Preferred Stock and a warrant to purchase 1,210,320 shares of common stock. In December 2003, a warrant to purchase 100,000 shares of common stock was issued to Goldsmith, Agio, Helms Securities, Inc. for broker services provided to us in connection with the asset purchase. All of the foregoing issuances were made in reliance upon Section 4(2).

     Effective November 14, 2005, we entered into a Securities Purchase Agreement with five accredited investors for the sale of an aggregate of 1,000 shares of its Series B Convertible Preferred Stock (the "Series B Stock"), at an aggregate purchase price of $10.2 million. After selling commissions and expenses, we received net proceeds of approximately $9.4 million. The Series B Stock will automatically convert into 5,100,000 shares of common stock effective on the date the SEC declares effective this registration statement. We also issued the investors 5-year warrants to purchase 1,530,000 shares of common stock, equal to 30% of the number of shares of common stock issuable upon conversion of the Series B Stock, for $2.40 per share. Such securities were offered and issued in reliance on the exemption from registration provided by
Section 4(2). We used approximately $5.1 million of the net proceeds from the issuance of the Series B Stock to redeem, effective November 15, 2005: (i) all of the outstanding shares of Series A Convertible Preferred Stock, which were convertible into 2,222,210 shares of common stock, and (ii) warrants to purchase 1,275,463 shares of common stock if exercised for cash, or 916,458 shares of common stock if exercised on a "cash-less" exercise basis, which warrants were issued to original purchaser of the Series A Convertible Preferred Stock. We used substantially all of the remainder of the net proceeds for our acquisition of HealthCalc.Net, Inc. on December 23, 2005.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits. See the Exhibit Index following the Power of Attorney at the end of this registration statement.

     (b) Financial Statement Schedule.

     Schedules have been omitted because they are not applicable or not required because the information is included elsewhere in the financial statements or the related notes.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned registrant further undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement related to securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on January 13, 2006.

                                        HEALTH FITNESS CORPORATION


                                        By /s/ Jerry V. Noyce
                                           -------------------------------------
                                           Jerry V. Noyce,
                                           Chief Executive Officer and President

                                POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement been signed by the following persons in the capacities and on the dates indicated. Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Jerry V. Noyce and Wesley W. Winnekins, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this Registration Statement, any registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and any and all instruments or documents filed as part of or in connection with any of such amendments or registration statements, and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his or her substitutes, shall do or cause to be done by virtue hereof.

Signatures                             Title                            Date
----------                             -----                            ----

/s/ Jerry V. Noyce                     Chief Executive Officer,         January 13, 2006
------------------------------------   President (principal executive
Jerry V. Noyce                         officer) and Director

/s/ Wesley W. Winnekins                Chief Financial Officer          January 13, 2006
------------------------------------   (principal financial and
Wesley W. Winnekins                    accounting officer)

/s/ James A. Bernards                  Director                         January 13, 2006
------------------------------------
James A. Bernards

/s/ K. James Ehlen, M.D.               Director                         January 13, 2006
------------------------------------
K. James Ehlen, M.D.

/s/ Robert J. Marzec                   Director                         January 13, 2006
------------------------------------
Robert J. Marzec



/s/ Cary Musech                        Director                         January 13, 2006
------------------------------------
Cary Musech

/s/ John C. Penn                       Director                         January 13, 2006
------------------------------------
John C. Penn

/s/ Mark W. Sheffert                   Director                         January 13, 2006
------------------------------------
Mark W. Sheffert

/s/ Linda Hall Whitman                 Director                         January 13, 2006
------------------------------------
Linda Hall Whitman

/s/ Rodney A. Young                    Director                         January 13, 2006
------------------------------------
Rodney A. Young

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           HEALTH FITNESS CORPORATION

                            EXHIBIT INDEX TO FORM S-1

EXHIBIT NO.   DESCRIPTION
-----------   -----------
      3.1     Articles of Incorporation, as amended on September 20, 2004 -
              incorporated by reference to the Company's Annual Report on Form
              10-K for the year ended December 31, 2004

      3.2     Certificate of Designation, Preferences and Rights of Series A
              Convertible Preferred Stock

      3.3     Certificate of Designation, Preferences and Rights of Series B
              Convertible Preferred Stock - incorporated by reference to the Company's Form 8-K filed November 16, 2005

      3.3 Restated By-Laws of the Company - incorporated by reference to the Company's Registration Statement on Form SB-2 No. 33-83784C

      4.1 Specimen of Common Stock Certificate - incorporated by reference to the Company's Registration Statement on Form SB-2 No. 33-83784C

      5.1     Opinion of Fredrikson & Byron, P.A.

     10.1 Standard Office Lease Agreement (Net) dated as of June 13, 1996 covering a portion of the Company's headquarters - incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996

     10.2     Amendment dated March 1, 2001 to Standard Office Lease Agreement
              (Net) dated as of June 13, 1996 covering a portion of the Company's headquarters-incorporated by reference to the Company's
              Form 10K for the year ended December 31, 2000

     10.3     Second Amendment, dated June 12, 2002, to Standard Office Lease
              Agreement dated as of June 13, 1996 - incorporated by reference to the Company's Form 10-Q for the quarter ended June 30, 2002

    *10.4 Company's 2005 Stock Option Plan - incorporated by reference to the Company's Form 8-K dated June 7, 2005

    *10.5     Forms of Incentive Stock Option Agreement and Form of
              Non-Qualified Stock Option Agreement under the 2005 Stock Option
              Plan - incorporated by reference to the Company's Form 8-K dated
              June 7, 2005

    *10.6 Employment agreement dated November 30, 2000 between the Company and Jerry V. Noyce - incorporated by reference to the Company's
              Form 10-K for the year ended December 31, 2000

    *10.7     Employment agreement dated February 9, 2001 between Company and
              Wesley W. Winnekins - incorporated by reference to the Company's
              Form 10-K for the year ended December 31, 2000

    *10.8     Employment agreement dated March 1, 2003 between Company and
              Jeanne Crawford - incorporated by reference to the Company's Form
              10-K for the year ended December 31, 2002

    *10.9 Employment agreement dated December 8, 2003 between the Company and Brian Gagne, - incorporated by reference to the Company's Form
              10-Q for the fiscal quarter ended March 31, 2005

   *10.10 Employment agreement dated December 22, 2003 between the Company and Michael Seethaler, - incorporated by reference to the Company's Form 10-Q for the fiscal quarter ended March 31, 2005

    10.11     Credit Agreement, dated August 22, 2003, between the Company and
              Wells Fargo Bank, National Association - incorporated by reference to the Company's Quarterly Report on form 10-QSB for the quarter ended September 30, 2003

    10.12     Third Amendment, dated August 25, 2003, to Standard Office Lease
              Agreement dated as of June 13, 1996, between the Company and NEOC
              Holdings LLC - incorporated by reference to the Company's
              Quarterly Report on form 10-QSB for the quarter ended September
              30, 2003

    10.13 Second Amendment to Credit Agreement and Waiver of Defaults between the Company and Wells Fargo Bank, N.A., dated May 14, 2004
              - incorporated by reference to the Company's Quarterly Report on form 10-Q for the quarter ended March 31, 2004

    10.14     Third Amendment to Credit Agreement and Consent between the
              Company and Wells Fargo Bank, N.A., dated December 29, 2004 - incorporated by reference to the Company's Annual Report on Form
              10-K for the year ended December 31, 2004

    10.15     Securities Purchase Agreement dated November 14, 2005 between the
              Company and the Purchasers listed on Exhibit A-1 - incorporated by reference to the Company's Form 8-K filed November 16, 2005

    10.16     Registration Rights Agreement dated November 14, 2005 between the
              Company and the Purchasers listed on Exhibit A-1 - incorporated by reference to the Company's Form 8-K filed November 16, 2005

    10.17     Form of Warrant issued pursuant to the Securities Purchase
              Agreement dated November 14, 2005 - incorporated by reference to the Company's Form 8-K filed November 16, 2005

    10.18     Stock Purchase Agreement dated December 23, 2005 between the
              Company, HealthCalc.Net, Inc., Peter A. Egan and John F. Ellis, among others - incorporated by reference to the Company's Form 8-K filed December 29, 2005

    10.19     Escrow Agreement dated December 23, 2005 between the Company,
              Wells Fargo Bank, National Association, Peter A. Egan and John F.
              Ellis, among others - incorporated by reference to the Company's
              Form 8-K filed December 29, 2005

    10.20     Shareholders' Agreement dated December 23, 2005 between the
              Company, Peter A. Egan and John F. Ellis - incorporated by reference to the Company's Form 8-K filed December 29, 2005

     21.1     Subsidiaries - incorporated by reference to the Company's Annual
              Report on Form 10-K for the year ended December 31, 2004

     23.1     Consent of Grant Thornton LLP

     23.2     Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1)

     24.1     Power of Attorney (included on signature page)

*    Indicates management contract or compensatory plan or arrangement